Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of October 16, 2026 (this “Agreement”), by and among Kim & Associates Advisory Inc., Patrick Kim, Ryan Yue, and Sungmeen Hong (each a “Seller” and collectively the “Sellers”), Blocksight Holdings Co., a Delaware corporation (the “Company”), Open World, Inc., a Nevada corporation (“Buyer”), and OpenWorld Subco (US) Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, Sellers own all the issued and outstanding shares of common stock (the “Shares”), of the Company;

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer following the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

Section 1.01     The Merger Mechanics.

(a)       The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time (as defined below), (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

(b)       Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Buyer and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Buyer in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(c)       Effects of the Merger. At the Effective Time, as a result of the Merger and without any action on the part of Buyer, Merger Sub, the Company or any Seller:

(i)       The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(ii)       Shares that are owned by Buyer, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)       Each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive their pro rata share of the Purchase Price.

(iv)       Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(v)       All Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any Shares shall cease to have any rights as a stockholder of the Company.

(vi)       The Purchase Price paid in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by certificates for such Shares, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Purchase provided for, and in accordance with the procedures set forth in this Agreement.

(d)       Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

(e)       Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

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Section 1.02     Purchase Price. The aggregate purchase price for the Shares shall be 641,924 shares of common stock of Buyer, which Sellers and Buyer acknowledge is equal to four percent (4.0%) of Buyer’s fully diluted capitalization effective immediately following the completion of the reverse takeover transaction (the "Business Combination") between Buyer (formerly known as VerifyMe, Inc.) and Open World Ltd. (rounded down to the nearest whole share) (the “Stock Consideration” and the “Purchase Price”).

Section 1.03     Adjustment to Bonus Payments.

(a)       After Closing, Buyer will satisfy and pay all fees, expenses and other payables incurred prior to Closing by the Company (and by the Sellers relating to the Company), including, without limitation, all transaction costs and expenses relating to the negotiation of this Agreement and consummation of the transactions contemplated hereby as well as all filing/assignment fees for IP recordals (the “Company Expenses”). If the Company Expenses exceed $125,000, then the Buyer will deduct any excess Company Expenses from the bonus payments payable to Sellers pursuant to their Employment Offer Letters.

(b)       Prior to the date hereof, Sellers have prepared and delivered to Buyer the statement attached hereto as Exhibit A setting forth an itemized list of the Company Expenses (the “Estimated Company Expenses”). If the Estimated Company Expenses exceed $125,000, then the Buyer will deduct the excess Company Expenses from the signing bonus payments payable to Sellers pursuant to their Employment Offer Letters.

(c)       If the actual Company Expenses paid by Buyer or the Company after Closing exceeds the Estimated Company Expenses, and if such actual Company Expenses exceed $125,000, then Buyer will reduce the amount of any bonus payments payable to Sellers at six (6) months pursuant to their Employment Offer Letters, by an amount equal to (i) the actual Company Expenses, minus (ii) the greater of the Estimated Company Expenses or $125,000.

(d)       Any adjustments made pursuant to this Section 1.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 1.04     Withholding Taxes. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is legally required to deduct and withhold under any applicable provision of applicable Tax Law; and all such deducted and withheld amounts shall be treated as having been paid to the Person on whose behalf such amounts were deducted and withheld. Buyer shall (a) use commercially reasonable efforts to provide written notice to Sellers of any intended withholding, other than with respect to compensatory payments, at least seven (7) calendar days prior to the Closing Date (or, if such withholding obligation arises after the Closing Date, at least seven (7) calendar days prior to the date of the applicable payment), which notice shall identify the applicable Law provision, the amount intended to be withheld, and the basis for such withholding; (b) cooperate in good faith with Sellers’ reasonable requests and take all commercially reasonable steps requested by Sellers to reduce or eliminate any withholding obligation other than with respect to compensatory payments, including, at the Sellers’ written request, filing any available exemption or reduction forms, applying for a reduced withholding rate, or delaying a payment to permit Sellers to obtain any applicable exemption certificate; (c) not withhold any amounts unless and until Buyer has received documentation from Sellers reasonably supporting an obligation to withhold, or Buyer has, acting reasonably and in good faith, determined that withholding is required notwithstanding the absence of such documentation; and (d) timely remit to the applicable Governmental Authority (as defined below) all amounts deducted and withheld hereunder.

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ARTICLE 2
CLOSING

Section 2.01     Closing. The closing of the Merger (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.02     Sellers’ Closing Deliverables. At the Closing, Sellers shall deliver to Buyer the following:

(a)       Share certificates evidencing the Shares, free and clear of all mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”) (other than restrictions on transfer arising under applicable state or federal securities laws), duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(b)       A certificate of the Secretary of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors and the stockholders of the Company authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents required to be delivered by Sellers and/or the Company in connection with this Agreement (collectively, the “Transaction Documents”) and the consummation of the Merger and the other transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents; and (iii) that attached thereto are true and complete copies of the governing documents and capitalization table of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(c)       A good standing certificate for the Company and the Subsidiary from the secretary of state of Delaware and each jurisdiction where the Company and the Subsidiary is required to be qualified, registered, or authorized to do business. The term “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(d)       A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that the Sellers are not foreign persons within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”).

(e)       An Internal Revenue Service Form W-9 properly completed and signed by each Seller.

(f)       Any required third-party consents, lien releases, novation or regulatory approvals.

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(g)       Buyer’s offers of employment and standard form of employee agreements and as the Buyer’s standard confidentiality, ownership of inventions agreements and non-solicitation agreements (the “Employment Offer Letters”) executed by each of Patrick Kim and Sungmeen Hong and each other employee of the Company or its Subsidiary (which will include base compensation and benefits similar to their current offer letters with the Company).

(h)       A listing of the Estimated Company Expenses.

(i)       A restricted share subscription agreement, in a form to be agreed upon by Sellers and Buyer (the “Restricted Share Subscription Agreements”), executed by each Seller, pursuant to which an aggregate of 275,110 shares forming part of the Stock Consideration (the "Restricted Stock Consideration") will be subject to vesting restrictions (with the remaining 366,814 shares forming part of the Stock Consideration not being subject to any vesting restrictions), with 6.6667% of the Restricted Stock Consideration issued to each Seller vesting monthly starting on the 22 month anniversary of the Closing and continuing until the 36 month anniversary of the Closing, subject to the continued employment of such Seller (or, in the case of Kim & Associates Advisory Inc., the continued employment of Patrick Kim) by the Company (or by Buyer or its affiliates) as of the applicable vesting date, unless such Seller is terminated by the Company or Buyer without Cause (as defined in the applicable Employment Offer Letter), provided, however, that the Restricted Stock Consideration owned by Ryan Yue will not be subject to any repurchase option in favor of Buyer.

(j)       Letters reflecting the resignation of the Sellers from the Board of Directors and as officers of the Company and the Subsidiary, effective as of the Closing.

(k)       A software bill of materials.

(l)       A list of third-party license inventory

(m)       An open-source software policy to remediate any copyleft or prohibited license issues.

(n)       Architecture diagrams, runbooks, build scripts, deployment configurations, test coverage, roadmaps, and backlog or issue history, verified through a joint technical acceptance checklist.

(o)       Admin rights, repo ownership, domain transfers, access tokens.

(p)       An amendment to the Revenue Milestone Plan in a form agreed upon by the Sellers and the Buyer (the "Revenue Milestone Plan Amendment") signed by each Seller.

Section 2.03     Buyer’s Deliverables. At the Closing, Buyer shall deliver the following to Sellers:

(a)       Evidence of the issuance of the Stock Consideration to the Sellers in electronic form, allocated to the Sellers in accordance with Schedule 1.

(b)       A certificate of the Secretary of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is a party.

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(c)       The Employment Offer Letters executed by Buyer or one of its subsidiaries.

(d)       The Restricted Share Subscription Agreements executed by Buyer.

(e)       The Payoff and Satisfaction Acknowledgment, executed by Open World Ltd. (as Lender), confirming that all amounts outstanding under the Loan Deed dated January 16, 2026 between Open World Ltd. and the Company, as amended by Amending Agreement No. 1 dated July 9, 2026, including all principal and accrued interest, are deemed repaid, discharged and satisfied in full as of the Closing.

(f)       An Officer’s Certificate of Buyer, dated as of the Closing Date, certifying that Schedule 2 is true, correct, and complete in all respects and setting forth the exact fully diluted share denominator and the calculation confirming that the Stock Consideration equals four percent (4.0%) of Buyer’s fully diluted capitalization effective immediately following completion of the Business Combination, calculated in accordance with Schedule 2 and rounded down to the nearest whole share).

(g)       The Revenue Milestone Plan Amendment signed by Buyer.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules attached hereto, Sellers represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Sellers’ knowledge,” “knowledge of Sellers,” and any similar phrases shall mean the actual or constructive knowledge of Seller, after due inquiry. When used in this Article III (except Section 3.01 and Section 3.04), the term “Company” shall refer collectively to the Company and the Subsidiary.

Section 3.01     Subsidiaries. Except for Blocksight LLC (the “Subsidiary”), which is a wholly owned subsidiary of the Company, the Company does not own, or have any capital stock or other equity, ownership or profit sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interests in any other Person.

Section 3.02     Organization of the Company and Authority of Sellers. Company is a corporation duly organized, validly existing, and in good standing under the Laws (as defined in Section 3.05) of the state of Delaware. Sellers have full capacity to enter into this Agreement and the other Transaction Documents to which the Sellers are a party, to carry out their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Sellers of this Agreement and any other Transaction Document to which Sellers is a party, the performance by Sellers of their obligations hereunder and thereunder, and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Company. This Agreement and each Transaction Document to which the Sellers are a party constitute legal, valid, and binding obligations of the Sellers and are enforceable against Sellers in accordance with their respective terms.

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Section 3.03     Organization, Authority, and Qualification of the Company. Company is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.03 of the Disclosure Schedules sets forth each jurisdiction in which the Company or its Subsidiary is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.04     Capitalization; Title to Shares.

(a)       The authorized shares of the Company consist of 100,000,000 shares of common stock, $0.0001 par value, of which 50,989,819 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the Sellers, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)       All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Company or the Sellers are a party or subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c)       There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of the Company or obligating the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

Section 3.05     No Conflicts or Consents. The execution, delivery, and performance by Sellers of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to the Company; (c) require the consent from, notice to, or filing with or other action by any Person or governmental authority, or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

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Section 3.06     Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31, 2025 and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the years then ended (the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.07    Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08    Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, the Company has been operating in the ordinary course of business consistent with past practice and there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

Section 3.09    Material Contracts.

(a)       Section 3.09(a) of the Disclosure Schedules lists each Contract that is material to the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section 3.10(a)), being “Material Contracts”), including the following:

(i)       each Contract of the Company involving aggregate consideration in excess of $5,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)       all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 3.18(a)), environmental, or other Liability of any Person;

(iii)       all Contracts relating to Intellectual Property (as defined in Section 3.11(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv)       except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v)       all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

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(b)       Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Sellers’ knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10    Real Property; Title to Assets.

(a)       Section 3.10(a) of the Disclosure Schedules lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Sellers delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(b)       The Company has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.10(b) of the Disclosure Schedules.

(c)       The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

Section 3.11    Intellectual Property; Data Privacy.

(a)       The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names, websites, and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections including but not limited to all software, models, algorithms, data, datasets, annotations/labels, schemas, pipelines, weights, prompts, SDKs/APIs, test suites, documentation, domains/handles, brands, build/CI, repos and issue trackers.

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(b)       Section 3.11(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company (the “Company IP Registrations”). The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted or as proposed to be conducted (the “Company Intellectual Property”), free and clear of all Encumbrances. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property.

(c)       The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. The Company has not received any notices alleging or threatening that the Company’s business or Company Intellectual Property infringes, misappropriates, or otherwise violates the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

(d)       The Company has not embedded, used, linked or distributed any open source, software, technologies or other materials that are licensed or distributed under any license arrangement or other distribution model qualifying for the “Open Source” definition promulgated by the Open Source Initiative at www.opensource.org/osd or any other public domain or “community” (or similar) materials (collectively “Open Source Software”) in connection with any of its products or services or proprietary materials in any manner that requires, or purports to require, (i) any material software code owned or authored by or on behalf of the Company (“Company Code”) to be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any such Company Code; (iii) the grant to any third Person of any rights or immunities under material Company Intellectual Property; or (iv) any other material limitation, restriction or condition on the right of the Company with respect to its use or distribution of any material Company Intellectual Property (other than attribution, warranty and liability disclaimer, and notice delivery conditions). The Company is in compliance with all licenses for Open Source Software that it embeds, links to, uses or distributes. The Company has made available to the Buyer an accurate and complete list of all items of Open Source Software that it has embedded, linked, or distributed in connection with any Company Code or any of its products or services or proprietary materials (whether generally available or in development), including the name of each such item and the license(s) applicable to each such item.

(e)       In connection with the collection, storage, use, access, disclosure and/or other processing of any information that constitutes “personal information,” “personal data,” “personally identifiable information” or analogous term as defined in applicable laws (collectively, “Personal Information”), by or on behalf of the Company, to the Sellers’ knowledge, the Company is and has been in compliance in all material respects with the following (collectively, “Privacy Requirements”): (i) all applicable laws governing privacy or data security in all relevant jurisdictions relating to data loss, data theft, and security breach notification obligations, telephone or text message communications, artificial intelligence and automated decision-making, or marketing by email or other channels, (ii) the Company’s published privacy policies, and (iii) the privacy or data security requirements of any contracts, codes of conduct, or industry standards by which the Company is legally bound. The Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification, disclosure, and/or other processing. To the Company’s knowledge, there has been no material unlawful, accidental or unauthorized access to, or destruction, loss, use, modification, disclosure, or other processing of, Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company. All data collected by the Company will be freely transferrable to the Buyer after Closing without any legal or contractual restrictions.

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Section 3.12    Material Customers and Suppliers.

(a)       Section 3.12(a) of the Disclosure Schedules sets forth each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $5,000 for the most recent fiscal year (collectively, the “Material Customers”). The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)       Section 3.12(b) of the Disclosure Schedules sets forth each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $5,000 for the most recent fiscal year (collectively, the “Material Suppliers”). The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.13    Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by Company or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Company nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Company or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Section 3.14    Legal Proceedings; Governmental Orders.

(a)       There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Sellers’ knowledge, threatened against or by the Company or any Affiliate of the Company: (i) relating to or affecting the Company or any of the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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(b)       There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.15    Compliance with Laws; Permits.

(a)       The Company has complied, and is now complying, with all applicable Laws, including privacy and export laws applicable to it or its business, properties, or assets.

(b)       All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.16    [Reserved.]

Section 3.17    Employment Matters.

(a)       Section 3.17(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.

(b)       The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c)       The Company is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

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Section 3.18    Taxes.

(a)       All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owed by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Sellers have delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after 2025. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b)       The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c)       There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d)       Company is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

Section 3.19    Books and Records. The minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct.

Section 3.20    Bank Accounts. The Disclosure Schedules sets forth the names of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

Section 3.21    Related Party Transactions. There are no Contracts or other arrangements involving the Company in which Company, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any material asset, property, or right which is used by the Company.

Section 3.22    Representations Regarding Stock Consideration.

(a)       This Agreement is made with each Seller in reliance upon each Seller’s representation to the Buyer, which by each Seller’s execution of this Agreement, each Seller hereby confirms, that the Stock Consideration to be acquired by each Seller will be acquired for investment for each Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that each Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Seller further represents that each Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Stock Consideration.

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(b)       Each Seller has had an opportunity to discuss the Buyer’s business, management, financial affairs and the terms and conditions of the acquisition of the Stock Consideration with the Buyer’s management and has had an opportunity to review the Buyer’s facilities, and each Seller believes he has received all the information that he considers necessary or appropriate for deciding whether to enter into this Agreement and perform the obligations set forth herein. Each Seller has had the opportunity to consult with his, her, or its financial, legal and tax advisors regarding the transactions contemplated by this Agreement and believes the Purchase Price represents full and fair value for the Shares.

(c)       Each Seller: (i) is a sophisticated individual with knowledge and experience in financial and business matters and is familiar with transactions similar to those contemplated by this Agreement such that Seller is capable of evaluating the merits and risks of Seller’s sale of the Shares and Seller’s acquisition of the Stock Consideration hereunder; (ii) has adequate information concerning the business and financial condition of the Buyer to make an informed decision regarding the acquisition of the Stock Consideration; and (iii) has independently and without reliance upon Buyer or upon any statement, projection, estimate, forecast, data room materials, summaries, diligence presentations, or other information of any kind, oral or written, express or implied, of Buyer or any of its affiliates or representatives (except in respect of the reliance on the express representations and warranties made by Buyer below), and based on such information and the advice of such advisors as Seller has deemed appropriate, made Seller’s own analysis and decision to enter into this Agreement, sell the Shares, and acquire the Stock Consideration. Without limiting the generality of the foregoing, each Seller has independently and without reliance upon Buyer or upon any statement, projection, estimate, forecast, data room materials, summaries, diligence presentations, or other information of any kind, oral or written, express or implied, of Buyer or any of its affiliates or representatives (except in respect of the reliance on the express representations and warranties made by Buyer below) and based on such information and the advice of such Tax advisors as Seller has deemed appropriate, made Seller’s own analysis regarding the Intended Tax Treatment, including the application of Section 367 of the Code. Each Seller acknowledges that neither Buyer, nor its affiliates or agents, is acting as a fiduciary or financial or investment adviser to Seller, and that neither Buyer, nor its affiliates or agents have given Seller any investment advice, opinion or other information on whether the sale of the Shares or acquisition of the Stock Consideration is prudent or advisable. Each Seller acknowledges that: (x) Buyer, or it affiliates or agents currently may have, and later may come into possession of, information with respect to the Buyer that is not known to Seller and that may be material to a decision to sell the Shares or acquire the Stock Consideration (“Seller Excluded Information”), (y) Seller has determined to sell the Shares and acquire the Stock Consideration notwithstanding Seller’s lack of knowledge of the Seller Excluded Information, and (z) neither Buyer, nor any of its affiliates or agents shall have any liability to Seller whether under applicable securities laws or otherwise, with respect to the nondisclosure of any Seller Excluded Information in connection with the sale of the Shares or the acquisition of the Stock Consideration and the transactions contemplated by this Agreement, and Seller hereby waives any claims it may have, or which may arise in the future, with respect thereto. Each Seller understands that, and its affiliates and agents, will rely on the accuracy and truth of the foregoing representations, and Seller hereby consents to such reliance.

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(d)       Each Seller understands that the Stock Consideration have not been, and will not be, registered under the under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Seller’s representations as expressed herein. Each Seller understands that the Stock Consideration are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, each Seller must hold the Stock Consideration indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Seller acknowledges that the Buyer has no obligation to register or qualify the Stock Consideration, or the Common Stock into which it may be converted, for resale. Each Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Stock Consideration, and on requirements relating to the Buyer which are outside of each Seller’s control, and which the Buyer is under no obligation and may not be able to satisfy; provided, that Buyer covenants and agrees that (i) it shall timely file all reports required to be filed by it under the Securities Exchange Act of 1934, as amended, to ensure that the current public information requirements of Rule 144(c) remain satisfied at all times; (ii) upon the expiration of the six (6) month holding period under Rule 144 following the Closing Date, Buyer shall, at its sole expense and within two (2) business days of request by any Seller, cause its legal counsel to issue any required legal opinion and instruct its transfer agent to remove all restrictive legends from certificates or book-entry records representing the Stock Consideration; and (iii) if Rule 144 is unavailable for the resale of the Stock Consideration following such six (6) month period, Buyer shall promptly file and maintain an effective resale registration statement covering all shares of Stock Consideration until all such shares are freely tradeable.

(e)       Each Seller understands that the Stock Consideration may be notated with one or more legends required by applicable Law or by the Buyer’s shareholders agreements.

Section 3.23    Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Sellers.

Section 3.24    Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.25    Acknowledgment; Release. Each Seller acknowledges that such Seller’s pro rata share of the Stock Consideration, as set forth on Schedule 1, constitutes the consideration payable to such Seller for such Seller’s Shares. Effective as of the Closing, each Seller releases the Company, Buyer, each other Seller, and their respective Affiliates and Representatives from claims arising solely from such Seller’s pre-Closing ownership of the Shares, other than claims or rights arising under any Transaction Document, claims for payment or performance of any obligation contemplated by the transactions, and claims based on Fraud, intentional misrepresentation, willful misconduct, breach of fiduciary duty, securities-law violations, or any matter that may not lawfully be waived.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby (including the issuance of the Stock Consideration) have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02    No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act. Buyer acknowledges that Sellers have not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04    Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05    Stock Consideration. The Stock Consideration has been duly authorized, and when issued and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and the rules of any applicable stock exchange, and liens or encumbrances created by or imposed by a Seller. Assuming the accuracy of the representations of the Sellers above, the Stock Consideration will be issued in compliance with all applicable federal and state securities laws.

Section 4.06    Capitalization.

(a)       The authorized shares of the Buyer consist of 675,000,000 shares of common stock, par value $0.001 per share, of which 13,454,250 shares of common stock are issued and outstanding as of the date of this Agreement. All of the Buyer’s outstanding shares have been duly authorized, are validly issued, fully paid and nonassessable.

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(b)       All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Company or the Sellers are a party or subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c)       Schedule 2 sets forth a true, correct and complete statement of the fully diluted capitalization of Buyer effective immediately following the completion of the Business Combination, including (i) all shares of common stock of Buyer issued and outstanding, (ii) all shares of common stock of Buyer issuable upon the exercise, conversion or settlement of all outstanding options, warrants, restricted stock units, convertible securities and other rights to acquire shares of Buyer, and (iii) all shares of common stock of Buyer reserved for issuance under any equity incentive plan of Buyer.

Section 4.07    Accuracy of Information. To the knowledge of Buyer, no representation or warranty by Buyer in this Agreement, and no document, certificate, or written statement furnished or to be furnished to Sellers by or on behalf of Buyer in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Buyer makes no representation or warranty regarding the completeness of disclosures beyond those expressly set forth in this Agreement.

ARTICLE 5
COVENANTS

Section 5.01    Confidentiality. From and after the Closing, Sellers and the Company shall cause their Affiliates and their directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all information, in any form, concerning the Company, except to the extent that Sellers can show that such information: (a) is generally available to and known by the public through no fault of Sellers or their respective Representatives; or (b) is lawfully acquired by Sellers or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Sellers or any of their respective Representatives are compelled to disclose any information by Governmental Order or Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, Sellers shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02    Post-Closing Covenants. For ninety (90) days after Closing, each Seller who remains employed by Buyer or the Surviving Corporation shall, in the course of and subject to the terms of such employment, provide reasonable transition assistance concerning third-party agreements and known pre-Closing security matters, in each case upon reasonable written request, during normal business hours, and only to the extent within such Seller’s knowledge and control. No Seller shall be required to incur unreimbursed out-of-pocket costs, provide services after termination of employment, establish or maintain Buyer’s or the Surviving Corporation’s security-control environment, or remediate matters arising from post-Closing changes, integrations, personnel, systems, or operations. Buyer shall retain sole responsibility and control for all post-Closing security, compliance, development, and remediation programs.

Section 5.03    Subsidiary Governance; Technical Product Owner. Following the Closing, Buyer will appoint a representative (the “Technical Product Owner”) to the Company who will review and approve monthly product metrics, quarterly roadmaps, operating budgets and any major contracts that the Company may enter into.

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Section 5.04    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE 6
TAX MATTERS

Section 6.01    Tax Covenants.

(a)       Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.

(b)       All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid equally by Buyer, on the one hand, and Sellers, on the other hand. Buyer and Sellers shall each be responsible for fifty percent (50%) of such Taxes and fees when due. The parties shall cooperate in good faith to determine the appropriate party to timely file any Tax Return or other document with respect to such Taxes or fees, and the filing party shall provide reasonable cooperation and documentation to the other party as necessary to evidence such shared payment obligations.

(c)       Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 6.02    Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Sellers, nor any of their respective Representatives shall have any further rights or liabilities thereunder.

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Section 6.04    Tax Indemnification. Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.18; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor) was a member on or before the Closing Date by reason of Treasury Regulation Section 1.1502-6 or any comparable Law; and (e) Taxes of any Person imposed on the Company under transferee or successor liability principles or by contract relating to a pre-Closing event or transaction. In each case, together with reasonable out-of-pocket fees and expenses incurred in connection therewith, Sellers shall reimburse Buyer for Taxes for which Sellers are responsible under this Section 6.04 within ten (10) Business Days after final resolution and payment by Buyer or the Company. No Seller shall be liable for another Seller’s separate breach, fraud, or act or omission. “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for a Straddle Period, the portion ending on and including the Closing Date.

Section 6.05    No Section 336(e) Election. Sellers shall not make an election under Section 336(e) of the Code with respect to the transactions contemplated by this Agreement.

Section 6.06    Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Sellers and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.07    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.18 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof).

Section 6.08    Intended Tax Treatment. The parties intend for the Merger to qualify as a reorganization under Section 368(a) of the Code, specifically under Section 368(a)(2)(E) of the Code (the “Intended Tax Treatment”), and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Stock Consideration issued to Sellers in the Merger constitutes solely “voting stock” of Buyer within the meaning of Section 368(a)(2)(E) of the Code. Each party shall (a) not take any position on any Tax Return or in any Tax proceeding that is inconsistent with the Intended Tax Treatment unless otherwise required by applicable Tax Law , and (b) promptly notify the other parties if it becomes aware of any facts or circumstances that could reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment.

Section 6.09    Tax-Free Reorganization Covenants. In order to preserve the Intended Tax Treatment, each of the parties hereby covenants and agrees as follows:

(a)       Continuity of Interest. Prior to the Closing, neither Buyer nor any Person related to Buyer shall make or have made any direct or indirect acquisition of shares of the Company (or commitments to do so) that would jeopardize the continuity of interest requirement.

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(b)       Continuity of Business Enterprise. For a period of at least twelve (12) months following the Closing (the “COBE Period”), Buyer shall cause the Surviving Corporation to either (i) continue the Company’s historic business, or (ii) use a significant portion of the Company’s historic business assets in a business, in each case as required under Treasury Regulations Section 1.368-1(d). During the COBE Period, Buyer shall not take, and shall not cause or permit the Surviving Corporation to take, any action that would cause the Merger to fail to satisfy the continuity of business enterprise requirement under Treasury Regulations Section 1.368-1(d).

(c)       Substantially All Assets. The Surviving Corporation shall retain “substantially all” of the properties and assets of the Company and Merger Sub held immediately prior to the Effective Time, within the meaning of Section 368(a)(2)(E) of the Code and the Treasury Regulations thereunder. Without limiting the foregoing, for a period of at least twelve (12) months following the Closing, Buyer shall not cause or permit the Surviving Corporation to sell, transfer, distribute, or otherwise dispose of any assets of the Company or Merger Sub that were held immediately prior to the Effective Time if such sale, transfer, distribution, or disposal would cause the “substantially all” requirement of Section 368(a)(2)(E) not to be satisfied.

(d)       No Inconsistent Actions. None of Buyer, Merger Sub, the Company, or any Seller has taken, and shall use commercially reasonable efforts not to take, or permit any of its Affiliates to take, any action (including any extraordinary dividend or distribution other than distributions expressly permitted by this Agreement, any acquisition of Company stock outside of this Agreement, any pre-arranged plan to dispose of the Stock Consideration, any post-Closing liquidation of the Surviving Corporation, or any other restructuring transaction) that would (or could reasonably be expected to) (i) prevent the Merger from qualifying for the Intended Tax Treatment; (ii) be inconsistent with the Intended Tax Treatment; (iii) cause any of the representations or warranties in this Agreement relating to the Intended Tax Treatment to be inaccurate; or (iv) cause any of the covenants in this Section 6.09 to be violated.

ARTICLE 7
INDEMNIFICATION

Section 7.01    Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VII, Sellers shall indemnify and defend Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or the other Transaction Documents; or

(b)       any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement or the other Transaction Documents.

Section 7.02    Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of Sellers and their respective Representatives (collectively, the “Sellers’ Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers’ Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b)       any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

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Section 7.03    Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.04    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.18 which are subject to ARTICLE VI) and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, however, the representations and warranties in Section 3.02, Section 3.03, Section 3.04, Section 3.11, and Section 4.01 shall survive until the date that is five years from the Closing Date. Subject to ARTICLE VI, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.05    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.18 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VI) shall be governed exclusively by Article VI hereof.

Section 7.06    Cumulative Remedies. The rights and remedies provided for in this ARTICLE VII (and in Article VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

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Section 7.07    Indemnification Limitations. Notwithstanding anything in this ARTICLE VII to the contrary, the indemnification obligations of Sellers and Buyer shall be subject to the following limitations:

(a)       Basket. No Indemnifying Party shall have any liability to any Indemnitee of the other Party for indemnification under Section 7.01(a) (in the case of Sellers) or Section 7.01(b) (in the case of Buyer) with respect to breaches of representations and warranties (other than Fundamental Representations) unless and until the aggregate amount of all Losses for which such Indemnitees would otherwise be entitled to indemnification under Section 7.01(a) or Section 7.01(b), as applicable, exceeds $75,000 (the "Basket"), in which event the Indemnifying Party shall be liable only for Losses in excess of the Basket. For the avoidance of doubt, the Basket shall not apply to (i) any breach of a Fundamental Representation, or (ii) any claim arising from fraud. The term "Fundamental Representations" means (a) with respect to Sellers, the representations and warranties set forth in Section 3.02 (Organization of the Company and Authority of Sellers), Section 3.03 (Organization, Authority, and Qualification of the Company), Section 3.04 (Capitalization; Title to Shares), Section 3.18 (Taxes), and Section 3.21 (Related Party Transactions), and (b) with respect to Buyer, the representations and warranties set forth in Section 4.01 (Organization and Authority of Buyer), Section 4.02 (No Conflicts; Consents), and Section 4.05 (Stock Consideration) and Section 4.06 (Capitalization).

(b)       Cap on General Representations. The aggregate liability of any Indemnifying Party to any Indemnitee of the other Party for indemnification with respect to breaches of representations and warranties that are not Fundamental Representations shall not exceed $500,000 (the "General Cap"). For the avoidance of doubt, the General Cap shall not apply to (i) any breach of a Fundamental Representation, or (ii) any claim arising from fraud.

(c)       Cap on Fundamental Representations. The aggregate liability of any Indemnifying Party to any Indemnitee of the other Party for indemnification with respect to breaches of Fundamental Representations shall not exceed $1,000,000 (the "Fundamental Cap"). For the avoidance of doubt, the Fundamental Cap shall not apply to any claim arising from fraud.

Section 7.08    Sole Remedy. Except in the case of fraud or a claim made pursuant to Section 6.04, the indemnification provisions set forth in this Article VII shall be the sole and exclusive remedy of each Party and its respective Indemnitees for any and all claims, whether in contract, tort or otherwise, arising out of or relating to this Agreement or the transactions contemplated hereby. Except solely for an adjustment expressly permitted under Section 1.03, no Buyer Indemnitee may set off, withhold, recoup, suspend, delay, or otherwise satisfy any alleged claim, Loss, or indemnification obligation from or against any salary, signing bonus, non-contingent cash installment, retention bonus, Restricted Shares, Milestone Bonus, or other compensation payable or issuable to any Seller under any Transaction Document.

Section 7.09    No Sandbagging. No Party shall be entitled to indemnification under this Article VII with respect to any breach of any representation, warranty, covenant, or obligation of the other Party if the Party seeking indemnification had knowledge of such breach prior to or as of the Closing Date..

ARTICLE 8
MISCELLANEOUS

Section 8.01    Expenses. Except as set forth in Section 1.03, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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Section 8.02    Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers:	2600 South Sepulveda Blvd, Los Angeles, CA 90064 Email: [***] Attention: Patrick Kim
with a copy (which shall not constitute notice) to:	Day One Law Corporation 1235 Puerta Del Sol, Suite 600 San Clemente, California 92673 Email: [***] Attention: Nima Maleki
If to Buyer:	Open World, Inc. Email: [***] Attention: The Directors
with a copy (which shall not constitute notice) to:	Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, NY 14604 Attention: Alexander R. McClean Email: [***]

Section 8.03    Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 8.07    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.09    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.10    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and that monetary damages would be an inadequate remedy therefor. Accordingly, each Party shall be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. The right to seek specific performance includes, without limitation, the right of either Party to compel the other Party to (a) perform and deliver all consideration and obligations required under this Agreement, including the issuance and delivery of the Stock Consideration, and (b) honor all covenants and obligations under this Agreement, including obligations with respect to the Employment Offer Letters and Restricted Share Subscription Agreements. The right to specific performance set forth in this Section is an integral part of the transactions contemplated by this Agreement and each Party hereby waives any objection to the granting of specific performance as a remedy.

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Section 8.11    Parent Guarantee. Buyer hereby irrevocably, absolutely, and unconditionally guarantees the prompt and full payment and performance by the Company and the Surviving Corporation of all of their respective covenants, agreements, indemnities, liabilities, and obligations under or arising out of this Agreement, the Employment Offer Letters, the Restricted Share Subscription Agreements, the Revenue Milestone Plan (as amended), and each other Transaction Document, including all salary, signing bonus, non-contingent cash installment, retention bonus, severance, Milestone Bonus, Restricted Share, registration, legend-removal, and other payment, issuance, and performance obligations when due. This is a continuing guaranty of payment and performance, not merely of collection, and may be enforced directly against Buyer without first proceeding against the Company, the Surviving Corporation, or any other Person.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

SELLERS

KIM & ASSOCIATES ADVISORY INC.

By:	/s/ Patrick Kim
Name: Patrick Kim
Title: President

/s/ Patrick Kim
Patrick Kim

/s/ Ryan Yue
Ryan Yue

/s/ Sungmeen Hong
Sungmeen Hong

BLOCKSIGHT HOLDINGS CO.

By:	/s/ Patrick Kim
Name: Patrick Kim
Title:

OPENWORLD SUBCO (US) INC.

By:	/s/ Russel McMeekin
Name: Russel McMeekin
Title: President

BUYER

OPEN WORLD, INC.

By:	/s/ Matthew Shaw
Name: Matthew Shaw
Title: Chief Executive Officer

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SCHEDULE 1

Ownership of Shares
and Allocation of Purchase Price

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SCHEDULE 2

Capitalization of Buyer

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EXHIBIT A

List of the Company Expenses

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